STRADLEY RONON STEVENS & YOUNG, LLP
                         2600 One Commerce Square
                  Philadelphia, Pennsylvania  19103-7098


Direct Dial: (215) 564-8074



                             January 29, 1997



Delaware Group Decatur Fund, Inc.
One Commerce Square
Philadelphia, Pa.  19103

Gentlemen:

          You have informed us that, in accordance with Rule 24f-2 (the "Rule") under the Investment Company Act of l940, as amended, (the "l940 Act"), Delaware Group Decatur Fund, Inc. (the "Company"), a Maryland corporation, intends to file a Rule 24f-2 Notice with the United States Securities and Exchange Commission. The Notice will recite that pursuant to the Rule the Fund, during the fiscal year ending November 30, l996, sold shares of common stock of its the Decatur Income Fund A Class, B Class, C Class, and Institutional Class, and the Decatur Total Return Fund, A Class, B Class, C Class, and Institutional Class with an aggregate public offering price of $190,584,255 (not including $145,566,182 of shares issued in connection with dividend reinvestment plans which are reported on the Notice for purposes of the fee computation table). The Notice will be filed to make definite the registration of the shares of common stock of each series registered by the Company under the Securities Act of l933 (the "l933 Act") pursuant to the Rule during such period. You have also informed us that all of such shares were issued in accordance with the provisions relating thereto in the registration statement of the Company under the l933 Act as such registration statement was currently in effect during the period.

          We have acted as legal counsel to the Company during the period of time referred to above and, as such, have reviewed the Articles of Incorporation, Articles of Amendment and Articles Supplementary of the Company; the By-Laws; the registration statements under the l940 and l933 Acts and such minutes of the corporate proceedings and other documents as we deem material to our opinion.

          Based on the foregoing, we are of the opinion that all of the shares of common stock of the Company described in the Rule 24f-2 Notice as having been sold pursuant to the Rule during the period were fully paid, non-assessable and legally issued
shares of common stock of the Company.            We hereby
consent to the filing of this opinion with the United States Securities and Exchange Commission as an exhibit or accompaniment to the aforementioned Rule 24f-2 Notice and as an exhibit to the Company's registration statement under the l933 Act and to the reference to us in the prospectus of the Company as legal counsel who have passed upon the legality of the filing of this opinion with the securities regulatory agencies of any states or other jurisdictions in which the common stock of the Company is offered for sale.

                            Very truly yours,

                            STRADLEY, RONON, STEVENS & YOUNG, LLP



                            By: /S/STEVEN M. FELSENSTEIN
                                ------------------------
                                Steven M. Felsenstein




SMF/nlk


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